UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2013

The Mint Leasing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52051	87-0579824
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

323 N. Loop West
Houston, Texas 77008
 (Address of principal executive offices)

(713) 665-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 8, 2013, The Mint Leasing, Inc. (“we”) and Comerica Bank (“Comerica”) entered into a Settlement, Release, Indemnity and Limited Forbearance Agreement (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, we agreed that our outstanding loan facility with Comerica, which dates back to January 2009 and which was originally in the amount of $33 million, but has since been paid down to $19,063,447 as of December 31, 2012, was in default and Comerica agreed to forbear from taking any action against us to enforce the default until the earlier of 4 p.m. on April 18, 2013, or the date that a default occurred under the facility other than in connection with our failure to repay such facility.  We also agreed to pay $500,000 towards the balance of the facility on April 5, 2013, which funds have been paid to date and to pay a discounted settlement payment in full satisfaction of the facility in the amount of $12 million on April 18, 2013, along with legal fees of Comerica’s counsel (the “Settlement Amount”).  We also agreed to release Comerica from and to indemnify Comerica against certain claims and causes of action.

Over the past approximately ninety days, we have been in discussions with various parties and have entered into various term sheets regarding potential funding transactions in order to enable us to raise funds sufficient to pay the discounted Settlement Amount that Comerica has agreed to accept in satisfaction of the facility.  To date, we have not entered into any definitive agreements associated with such potential funding transactions and do not have sufficient funding to pay the Settlement Amount when due on April 18, 2013.

In the event that we are unable to pay the Settlement Amount when due, Comerica could take further actions against us to enforce its security interest over our assets, seek repayment of the full amount due under the facility (and not just the Settlement Amount), seek an immediate foreclosure of such assets and/or may take other actions which will likely have a material adverse effect on our operations, assets and financial condition.  Any of the above actions by Comerica could force us into bankruptcy protection, and/or could cause the value of our securities to decline in value or become worthless.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MINT LEASING, INC.

Date: April 11, 2013	By: /s/ Jerry Parish
Jerry Parish President & CEO